UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

CARDCONNECT CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36846	46-5380892
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Continental Drive, Suite 300, King of Prussia, PA	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (484) 581-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 2, 2016, CardConnect Corp. (the “Company”) received a notice from the staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Staff has determined that Company has not complied with Nasdaq Listing Rules 5405(a)(3) and 5410(d) (the “Minimum Holder Requirements”), which require that the Company have at least 400 round lot holders of each of its common stock and warrants, respectively, to maintain the listing of such securities on the NASDAQ Capital Market (the “Capital Market”).

The Company previously submitted to Nasdaq a report of round lot shareholders as of a record date of October 5, 2016, prepared by Morrow & Co. LLC.  Nasdaq verbally informed the Company that the report, when adjusted, indicated that the Company had 378 round lot shareholders.

The Company intends to timely request a hearing to appeal the Staff’s determination. The Company’s securities will continue to be listed on the Capital Market pending the completion of the hearing process. The Company expects to assess and implement initiatives to expand its investor base and to regain compliance with the Minimum Holder Requirements with respect to its common stock prior to any hearing granted by the Staff.

Information Concerning Forward-Looking Statements

The Company makes forward-looking statements in this report within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events. These statements may be preceded by, followed by or include the words “will,” “intend,” “expect,” “anticipate,” or similar expressions. These forward-looking statements are based on information available to the Company as of the date of this report and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, including the Company’s ability to obtain a hearing and appeal the Staff’s determination and ability to regain compliance with the Minimum Holder Requirements satisfactory to Nasdaq; and other risks and uncertainties set forth in our reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDCONNECT CORP.

Dated: November 4, 2016	By:	/s/ Jeffrey Shanahan
	Name:	Jeffrey Shanahan
	Title:	Chief Executive Officer and President

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